Exhibit 99.1

AUTOBYTEL ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Company Targets Cash Flow Break Even by End of Second Quarter of 2008

MyRide.com Launched

IRVINE, Calif., – November 8, 2007 – Autobytel Inc. (NASDAQ: ABTL), a leading Internet automotive marketing services company, today announced financial results for the third quarter ended September 30, 2007.

Revenue for the 2007 third quarter rose to $24.8 million from $23.7 million in the prior-year period and $24.3 million in the second quarter of 2007. The year-over-year increase in revenue was primarily the result of a 7% increase in lead fee revenue compared with the third quarter of last year, offset by a 4% decline in CRM services and other revenue.

Autobytel reported a loss from operations of $6.9 million for the 2007 third quarter, compared with a loss of $8.3 million in the third quarter of 2006 and a loss of $5.8 million in the 2007 second quarter. The year-over-year reduction in operating loss relates mostly to lower patent infringement litigation expenses and other professional fees. On a sequential basis, the 2007 third quarter operating loss was impacted primarily by increased amortization and depreciation expense related to the build-out of MyRide.com and higher cost of revenue. Non-cash share based compensation expense was $1.2 million and $1.4 million in the third quarters of 2007 and 2006, respectively, and $1.0 million in the second quarter of 2007.

Net loss in the third quarter of 2007 was $6.3 million, or $0.14 per share. This compares with a net loss of $7.9 million, or $0.19 per share, in the third quarter of 2006 and a net loss of $1.7 million, or $0.04 per share, in the second quarter of 2007, including a $3.0 million gain from the sale of the company’s Retention Performance Marketing (RPM) business and a $0.5 million gain from the sale of the company’s Automotive Information Center (AIC) division.

“Our third quarter revenue surpassed expectations primarily as the result of strength in our leads business,” said Jim Riesenbach, president and CEO of Autobytel. “At the same time, we are making real progress against several top-line revenue growth initiatives while taking aggressive steps to right-size our cost structure to bring it more in line with where our business is today. While we are not satisfied with the company’s current financial results, we have outlined our goal to achieve cash flow break even before working capital and capital expenditure requirements by the end of the second quarter of 2008. We expect to achieve this goal through a combination of cost cutting and revenue growth.

“The October launch of MyRide.com, our flagship consumer site, is an important step toward achieving this goal, and a critical step forward for Autobytel as we continue our focus on taking full advantage of the significant opportunities that exist in the online automotive sector,” concluded Riesenbach.

Domestic cash and cash equivalents and, to the extent applicable, restricted international cash and cash equivalents, and short-term investments, totaled $28.3 million at September 30, 2007, the same as at the end of the second quarter of 2007 and up $2.2 million from $26.1 million at December 31, 2006.

Recent Highlights/Metrics

(in thousands, except average revenue per purchase request or finance lead and percentages)	3Q 2007	2Q 2007	3Q 2006
Lead fee revenue	$17,576	$16,678	$16,461
CRM services revenue*	$2,661	$2,527	$2,766
Advertising revenue	$4,318	$4,947	$4,295
Purchase requests	825	771	712
Retail	58%	60%	68%
OEM and Enterprise	42%	40%	32%
Average revenue per purchase request	$17.65	$17.70	$18.77
Finance leads	180	195	212
Average revenue per finance lead	$16.74	$15.55	$14.63

*	Revenues associated with the company’s RPM and AIC businesses have been reported as discontinued operations.

Conference Call

Autobytel management will host a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its third quarter 2007 financial results. The conference call will be available to all interested parties through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Conference Calls”). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website. A telephone replay of the call will also be available for approximately one week by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID: 21403933.

About Autobytel Inc.

Since launching the first car-buying website in 1995, Autobytel Inc.’s mission has been to empower automotive consumers with the tools and information they need to make smart, well-informed vehicle purchasing and ownership decisions. The company has helped millions of car shoppers and generated billions of dollars in car sales for dealers. Today, the company’s innovative, consumer-driven flagship site, MyRide.com, expands the company’s mission across the automotive purchase and ownership life cycle. As the first vertical search experience for the automotive marketplace, MyRide.com is designed to help Internet-savvy consumers FIND, SEE, BUY and LEARN anything automotive and BELONG to a diverse community of people who have similar automotive interests.

By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel provides new value and touch-points for automotive marketers. Through MyRide.com and Autobytel’s marketing network, the company connects dealerships with a steady, diverse stream of exceptionally motivated, serious shoppers, while providing both dealers and manufacturers with precision-targeted brand and product marketing opportunities. The company’s advanced web-based advertising and marketing programs also help dealers and manufacturers build relationships with customers, as well as help them to efficiently manage and convert online business.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws, including, but not limited to the ability of MyRide.com to provide value to consumers, auto dealers and manufacturers, expected revenue growth, and the goal of achieving cash flow targets. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

# # #

(Financial tables follow)

Contact:

Autobytel Inc. Investor Relations

Crystal Hartwell, 949.225.4553 (crystalh@autobytel.com)

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)

Autobytel Inc. Media Relations

Melanie Webber, 949.862.3023 (melaniew@autobytel.com)

Joe Foster, Ruder Finn, 310.882.4014 (fosterj@ruderfinn.com)

AUTOBYTEL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	September 30, 2007	December 31, 2006

ASSETS
Current assets:
Domestic cash and cash equivalents	$28,270	$22,743
Restricted international cash and cash equivalents	—	360
Short-term investments	—	3,000
Accounts receivable, net of allowances for bad debts and customer credits of $674 and $798, respectively	14,675	17,250
Prepaid expenses and other current assets	4,661	1,819
Current assets held for sale	—	2

Total current assets	47,606	45,174
Property and equipment, net	11,909	7,954
Goodwill	67,738	70,697
Intangible assets, net	345	674
Other assets	4,920	197

Total assets	$132,518	$124,696

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	7,190	$9,271
Accrued expenses	6,275	7,607
Deferred revenues	1,659	2,138
Current liabilities held for sale	—	393
Other current liabilities	1,534	1,090

Total current liabilities	16,658	20,499
Deferred rent - non-current	223	195
Other Long Term Liabilities	216	—
Other liabilities - non-current	8,010	—

Total liabilities	25,107	20,694
Minority interest	—	184
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 43,738,633 and 42,665,840 shares issued and outstanding, respectively	44	43
Additional paid-in capital	295,888	289,862
Accumulated deficit	(188,521)	(186,087)

Total stockholders’ equity	107,411	103,818

Total liabilities, minority interest and stockholders’ equity	$132,518	$124,696

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Lead fees	$17,576	$16,461	$51,485	$52,209
Advertising	4,318	4,295	13,971	12,385
Customer relationship management (CRM) services	2,661	2,766	7,768	8,360
Other	208	210	614	592

Total revenues	24,763	23,732	73,838	73,546

Costs and expenses:
Cost of revenues	14,959	11,715	39,311	36,767
Sales and marketing	5,742	5,023	17,603	17,670
Product and technology development	5,107	5,381	15,152	14,521
General and administrative	5,839	9,597	21,102	28,759
Amortization of intangible assets	42	301	422	921
Patent litigation settlement	—	—	(9,899)	—

Total costs and expenses	31,689	32,017	83,691	98,638

Operating loss	(6,926)	(8,285)	(9,853)	(25,092)
Interest and other income	639	457	1,595	1,400
Foreign currency exchange gain (loss)	—	4	(7)	9

Loss from continuing operations before provision for income taxes and minority interest	(6,287)	(7,824)	(8,265)	(23,683)
Provision for income taxes	(16)	(118)	(23)	(118)
Minority interest	—	(5)	—	—

Loss from continuing operations	(6,303)	(7,947)	(8,288)	(23,801)
Income (loss) from discontinued operations	24	68	5,854	(409)

Net (loss) income	$(6,279)	$(7,879)	$(2,434)	$(24,210)

Loss per share from continuing operations:
Basic	$(0.14)	$(0.19)	$(0.19)	$(0.56)

Diluted	$(0.14)	$(0.19)	$(0.19)	$(0.56)

Net (loss) income per share:
Basic	$(0.14)	$(0.19)	$(0.06)	$(0.57)

Diluted	$(0.14)	$(0.19)	$(0.06)	$(0.57)

Weighted average common shares used in computing income (loss) per share:
Basic	43,660,961	42,437,708	43,291,107	42,323,352

Diluted	43,660,961	42,437,708	43,291,107	42,323,352

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(2,434)	$(24,210)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,151	1,639
Amortization of intangible assets	465	1,150
Provision for bad debt	301	139
Provision for customer credits	1,051	1,363
Write-off of capitalized internal use software	—	264
(Gain) loss on disposal of property and equipment	—	111
Gain on sale of AIC	(2,762)	—
Gain on sale of RPM business	(3,072)	—
Share-based compensation	3,758	3,860
Minority interest	—	—
Foreign currency exchange loss (gain)	7	(9)
Changes in assets and liabilities, net of the effects of discontinued operations:
Accounts receivable	(82)	(430)
Prepaid expenses and other current assets	(160)	354
Other assets	(127)	50
Accounts payable	(1,190)	2,392
Accrued expenses	(969)	335
Deferred revenues	(580)	(1,556)
Other liabilities	1,391	(51)

Net cash used in operating activities	(2,252)	(14,599)

Cash flows from investing activities:
Maturities of short-term and long-term investments	3,000	9,000
Purchases of short-term and long-term investments	—	(2,998)
Change in restricted international cash and cash equivalents	—	(99)
Distribution of foreign investment	354	—
Purchases of property and equipment	(7,317)	(2,179)
Proceeds from sale of property and equipment	1	12
Proceeds from sale of AIC	2,573	—
Net proceeds from sale of RPM business	7,093	—

Net cash provided by investing activities	5,704	3,736

Cash flows from financing activities:
Distribution to minority interest shareholder	(184)	—
Proceeds from exercise of stock options and awards issued under the employee stock purchase plan	2,259	1,143

Net cash provided by financing activities	2,075	1,143

Net increase (decrease) in cash and cash equivalents	5,527	(9,720)
Cash and cash equivalents, beginning of period	22,743	33,353

Cash and cash equivalents, end of period	$28,270	$23,633

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$85	$318